EXHIBIT 10.18

QUOVADX, INC.

GARY T. SCHERPING SEVERANCE AGREEMENT

     This Severance Agreement (“Agreement”) is made by and between Quovadx, Inc. (the “Company”), and Gary T. Scherping (“Executive”).

     WHEREAS, Executive was employed by the Company as its Chief Financial Officer;

     WHEREAS, Executive’s employment with the Company will cease on April 12, 2004 (the “Termination Date”), and

     WHEREAS, Executive agrees to enter into a non-competition and non-solicitation agreement with the Company and to release the Company from any claims arising from or related to Executive’s service relationship;

     NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as “the Parties”) hereby agree as follows:

     1. Consideration. As consideration for Executive entering into this Agreement (including entering into and not revoking the Release of Claims attached hereto as Exhibit A), the Parties agree as follows:

         (a) Continued Salary. The Company will pay Executive continuing payments of severance pay at a rate equal to $18,900 per month ($226,800 annually), for six (6) months from the Termination Date (the “Severance Payment Period”), to be paid periodically in accordance with the Company’s normal payroll policies.

         (b) Continued Benefits. Subject to Executive electing coverage under Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the Company will provide Company-paid group health plan insurance coverage at the same ratio of Company premium payment to employee premium payment as was in effect immediately prior to the Termination Date (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) the end of the Severance Payment Period, or (ii) the date upon which Executive and his dependents become covered under another employer’s group health plan.

         (c) Outplacement Assistance. The Company will provide Executive with outplacement assistance for a period of up to six (6) months in an amount not to exceed $20,000.

     2. Treatment of Equity. Executive agrees and acknowledges that Executive has three (3) months from the termination of the Severance Payment Period to exercise Executive’s outstanding vested stock options; provided, however, that if the Company determines, in its sole discretion, that such post-termination exercise period will result in adverse accounting consequences, the preceding clause regarding Executive’s post-termination exercise period shall be without force and effect and instead Executive shall be provided the post-termination exercise period specified in his outstanding option agreements (and the related equity compensation plans). Executive further acknowledges that vesting of shares under his stock options will cease as of the Termination Date. The Company agrees to notify Executive of its determination regarding Executive’s post-termination exercise period no later than April 19, 2004.

     3. Notice of new Employment. Notwithstanding any other provision of this Agreement to the contrary, in the event Executive obtains employment or enters into a consulting relationship with any entity during the Severance Payment Period, (i) Executive agrees to notify the Company within three (3) days after Executive’s service commences and (ii) Executive agrees and acknowledges that all payments and benefits provided hereunder immediately shall cease.

     4. Tax Withholding. All payments and benefits provided hereunder shall be subject to applicable tax withholding by the Company. In the event future payments due to Executive are not sufficient to cover any applicable tax withholding, Executive agrees to pay the Company the amount in cash necessary to cover such withholding.

     5. Payment of Salary. The Company will pay all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive (the “Payments Due”) as of the Termination Date on the Termination Date. Once Executive receives the Payments Due, Executive agrees to execute a statement that indicates Executive acknowledges receipt of the Payments Due.

     6. Company Credit Cards. If applicable, within thirty days of the Termination Date, the Company shall provide Executive with documentation indicating that the Company American Express Card issued in Executive’s name has been paid off and the account cancelled; provided however, that Executive agrees to reimburse the Company for any charges made that would not otherwise be reimbursable under the Company’s standard policies and practices.

     7. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and Executive shall return all the Company property and confidential and proprietary information in his possession to the Company on the Termination Date.

     8. Non-Competition and Non-Solicitation.

         (a) Beginning on the Termination Date and for a period of six (6) months thereafter (the “Non-Compete Period”), Executive shall not, other than on behalf of the Company, directly or indirectly, without the prior written consent of the Company,

            (i) engage in the “Geographic Area” (as defined below) as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise of;

            (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934 or the securities laws of any other jurisdiction); or

            (iii) participate in the financing, operation, management or control of:

any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose.” The term “competing business purpose” shall mean health care integration tools and services.

         (b) During the Non-Compete Period, Executive shall not, directly or indirectly, without the prior written consent of the Company, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or customer of the Company or its subsidiaries to terminate his or her employment with or customer relationship to the Company or its subsidiaries.

         (c) The Geographic Area shall mean anywhere in the world where the Company or any of its subsidiaries conducts business including, without limitation, the United States.

         (d) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Section to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

         (e) Executive also acknowledges that the limitations of time, geography, and scope of activity agreed to in this Agreement are reasonable because, among other things, the Company is engaged in a highly competitive industry and Executive is receiving significant compensation pursuant to this Agreement.

         (f) Executive agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this Section. Accordingly, Executive agrees that if he breaches any provision of this Section, the Company will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. Executive hereby expressly consents to the issuance of such injunction and to the ordering of such specific performance.

         9. Non-Disparagement. Executive agrees to refrain from any defamation, libel, or slander of the Company, including its officers and directors, or tortious interference with the contracts and relationships of the Company. The Company agrees to refrain from any defamation, libel, or slander of Executive.

         10. Continued Cooperation. Executive agrees (i) to be available on an as needed basis and to provide assistance with respect to any investigation by a governmental authority with respect to activities and actions of the Company or Executive that occurred during the time period during which Executive was employed by the Company and (ii) during the Severance Payment Period, to assist Executive’s successor at the Company with transitional matters on an as needed basis upon request of the Company. Executive further agrees to execute any filing with the Securities and Exchange Commission that was filed on or prior to the Termination Date.

         11. Impact of Breach. In the event the Company determines in good faith that Executive has breached any terms of this Agreement (including the terms of exhibits hereto) all payments and benefits provided to Executive hereunder immediately shall cease and Executive’s post-termination option exercise period immediately shall terminate. In addition, if Executive is required to forfeit any payments or profits under Section 304 of the Sarbanes-Oxley Act of 2002 (or Executive would be so required if Executive still were employed by the Company), then, to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002, all payments and benefits provided to Executive hereunder immediately shall cease and Executive’s post-termination option exercise period immediately shall terminate.

         12. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Englewood, Colorado before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs.

         13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of Company. Any such successor of Company will be deemed substituted for Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

         14. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or

(iii) five (5) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to Company:

Quovadx, Inc.
6400 South Fidlers Green Circle, Suite 1000
Englewood, Colorado 80111
Attention: Chief Financial Officer

If to Executive:

At the last residential address known by the Company.

     15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     16. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

     17. Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

     18. Fee Reimbursement. The Company agrees to reimburse Executive and Lorine Sweeney for expenses incurred by both Executive and Ms. Sweeney to ensure the proper documentation of their employment (including the cessation thereof) with the Company in an amount up to (i) $6000 (such $6000 maximum to be the combined reimbursement for both Executive and Ms. Sweeney) for expenses incurred prior to March 8, 2004 and (ii) $10,000 (such $10,000 to be the combined reimbursement for both Executive and Ms. Sweeney) for expenses incurred on or after March 8, 2004.

     19. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

     20. Entire Agreement. This Agreement, including the Release of Claims addendum attached hereto as Exhibit A represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.

     21. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each Party.

     22. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Colorado.

     23. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: April 11, 2004	/s/ Linda K. Wackwitz
Linda Wackwitz
Executive Vice President and General Counsel Quovadx, Inc.

Dated: April 11, 2004	/s/ Gary T. Scherping
Gary T. Scherping

EXHIBIT A

RELEASE OF CLAIMS